April 22, 1996



Mr. Alan Weinstein
Senior Vice President
Chief Financial Officer
Gottschalks Inc.
7 River Park Place East
Fresno, CA.  93729

RE:  Fiscal 1995 Covenant Default and Waiver

Dear Alan:

As of January 31, 1996, Gottschalks Inc. ("Gottschalks") was in default of the Loan and Security Agreement, (the "Agreement"), dated December 16, 1994 between Gottschalks, as Borrower, and
Heller Financial, Inc., as Lender ("Heller").

The default exists as a result of Gottschalks not being in compliance with the covenant contained under section 4(aa) which states "If at the end of any fiscal year quarter of Debtor, Debtor's net income before interest, taxes, depreciation and amortization ("EBITDA") for the preceding four (4) fiscal year quarters (including the quarter just ended) is less than one and one-half (1.5) times as much as all of Debtor's interest expense incurred during the same four (4) fiscal year quarters ("Interest Expense"), all as determined in accordance with GAAP (i.e., the ratio of EBITDA to Interest Expense in any four (4) fiscal year quarters may not be less than 1.5:1)".

Based on the preliminary year end financial information provided by Gottschalks to Heller the year end calculation of this covenant resulted in a coverage of 1.01 times.

Per your request, and based on our review of Gottschalks preliminary year end financial information and projections for fiscal year 1996 (year ending 1/31/97), and the nature and extent of the defaults, Heller, as Lender, hereby waives compliance under the Agreement as it pertains to sections 4(aa). This waiver is effective as of the fiscal year ended January 31, 1996. Heller's waiver of this covenant pertains only to the violation as of the fiscal year ended 1/31/96 and is not intended to be a waiver of any future defaults under the Agreement, nor is it a waiver of any other defaults which may currently exist. To our knowledge no other defaults presently exist.

Per your request to modify the covenant contained in 4(aa) of the Loan and Security Agreement for the first, second and third quarters of fiscal 1996 Heller is agreeable to adjusting these covenants to .75 for the first quarter, .85 for the second quarter and 1.0 times for the third quarter per your letter request dated January 26, 1996. The modification of these covenants is subject to receipt of the year end audit for January 31, 1996 and no material change in the audited numbers from the preliminary year end numbers already provided.

As a further condition of Heller agreeing to waive the year end default and modification of the covenant for the first three quarters of fiscal 1996, Heller will require that Gottschalks pay a Waiver and Modification Fee of $5,700.00 which represents 0.1% of the outstanding loan balance of $5,699,999.96 as January 31, 1996. You will be invoiced for this amount accordingly.

If you have any questions please feel free to give me a call.

Sincerely,

HELLER FINANCIAL INC.

s:/John Watson
Assistant Vice President

cc:  Terry McMullen, Vice President